Exhibit 10.26

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the “Agreement”) made as of this March 3, 2021 (the “Execution Date”),

BETWEEN:

Clean Energy Renewable Fuels, LLC, a Delaware limited liability company (collectively with its affiliates, “Clean”), and Total Biogas Holdings USA, LLC, a Delaware limited liability company (collectively with its affiliates, “Total”) (each a “Party”, and together the “Parties”).

BACKGROUND:

The Parties have entered a memorandum of understanding dated December 21, 2020 setting forth their intention to establish a joint venture that will engage in RNG production investment, in RNG projects with third party project developers in the North American markets, and/or investing in, building and operating anaerobic digestion plants or other low carbon intensity RNG production facilities.

1.Fundamental Terms

This Agreement will establish the terms of a transactional joint venture (the “Joint Venture” or “JV”) pursuant to which the parties will invest in equal proportion in and monitor Potential Projects and JV Projects (both as defined below).

(a)Investment in renewable natural gas production facilities or projects by the JV
(i)The Parties agree to form a transactional JV whereby the Parties will invest in equal proportion in renewable natural gas production facilities or projects (including, for the avoidance of doubt, any dairy anaerobic digester biogas production project or other manure or food waste digester projects) located in the United States of America, in each event initiated after the Execution Date and requiring a total equity investment amount in excess of $[*] (“Potential Project(s)”). The Parties further agree as follows.
(ii)Clean will originate and negotiate Potential Projects. The Potential Projects in which the JV elects to invest pursuant to the terms of this Agreement shall be referred to herein as “JV Projects.”  Such JV Projects may be performed by Special Purpose Vehicles (“SPVs”) owned equally by the Parties and formed to execute such JV Projects.  The terms of such SPVs and any SPV organizational documents shall be mutually agreed by the Parties.

(iii)If Clean determines that it intends to invest in a Potential Project, then as per 1 (c) below, simultaneous with or after the execution of the initial letter of intent, joint development agreement or similar agreement with respect to such Potential Project, Clean will provide Total with the amount of the equity investment proposed to be made by the JV, and the supporting investment file containing the information and analysis utilized by Clean to make its investment decision (the “Investment File”).  After delivery of such Investment File, Total will have a five (5) day period to request additional information, which Clean will provide, to the extent reasonably available. After Clean provides the forgoing, Total will have ten (10) business days to irrevocably commit to participate in the applicable Potential Project. If Total commits to participate in the applicable Potential Project, the JV will invest in such Potential Project which then becomes a JV Project.
(b)Funding of the JV
(i)Each of Total and Clean will provide up to $50 million of equity to the Joint Venture and will invest equally in any of the JV Projects.
(ii)To fund its $50 million of equity in the JV, Clean may, but does not have the obligation to, use $20 million of the $100 million Zero Now Société Générale credit facility which is guaranteed by TOTAL (the “Zero Now Loan”).
(c)Right of First Opportunity
(i)Clean hereby grants to Total a right of first opportunity to invest in any Potential Project that Clean originates, provided such Potential Projects are not [*].  Total hereby grants to Clean a right of first opportunity to invest in any Potential Project that Total originates and in which it intends to invest and will apply in such case the procedure set forth in 1(a)(iii).  If a Potential Project is presented to a Party (the “Initial Party”) by a third party for a minority investment, the Initial Party may invest in such project and will give the other Party, subject to approval by the third party, the right to participate in 50% of the investment with the same due diligence procedure as per 1(a)(iii).  If such minority investment is made and a board seat on the Project is offered to the JV, the Initial Party shall hold the board seat.  If a second board seat is offered on such project, then the other Party shall hold the second board seat.
(ii)Any Potential Project presented to a Party in accordance with this Agreement that is not approved by such Party as per 1 (a) (iii) shall no longer be subject to the right of first opportunity described herein. Subject only to this right of first opportunity, the Parties and their respective affiliates may engage in or possess an interest in other business ventures of every kind and description, independently or with others, and neither the Joint Venture, the Parties nor their respective affiliates shall have any rights in or to such independent ventures of the other Party or their affiliates or the income or profits therefrom by virtue of this Agreement, even if competitive with the Joint Venture or any JV Project.
(iii) This Section 1(c) shall be of no further force or effect (a) if there is a Change in Control of Clean or Clean Energy Fuels Corp. or Total, or (b) on the expiration of the Term pursuant to Section 3. For purposes of this Agreement, “Change in Control” means any “person” or “group” (within the meaning of Sections 13(d) and 14(d) under the Securities

Exchange Act of 1934, as amended) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of equity securities representing more than 50.1% of the outstanding equity securities Clean or Clean Energy Fuels Corp.
(d)Management
(i)Any JV Projects shall be monitored by a committee consisting of four representatives (the “Oversight Committee”). Total shall be entitled to appoint two (2) representatives to the Oversight Committee (the “Total Representatives”), and Clean shall be entitled to appoint two (2) representatives to the Oversight Committee (“the Clean Representatives”). The Total Representatives shall initially be Olivier Guerrini and Delphine Merle, and the Clean Representatives shall initially be Barclay F. Corbus and J. Nathan Jensen. A Party shall have the right to remove any representative on the Oversight Committee appointed by such Party (and, for the avoidance of doubt, shall not have the right to request dismissal of any representative appointed by any other Party), by providing written notice of such removal to the other Party. Total may appoint a new Total Representative at any time by providing written notice of such appointment to Clean, and Clean may appoint a new Clean Representative at any time by providing written notice of such appointment to Total.
(ii)Any action by the Oversight Committee shall require a vote of at least three of four representatives of the Oversight Committee.
(iii)During the construction, commissioning, and start-up of a JV Project, Clean shall manage and oversee the performance of all contractors, consultants and service providers and shall regularly report back to the Oversight Committee. Total may request that Clean provide information reasonably necessary to monitor the construction, commissioning, and start-up of a JV Project.  During the construction, commissioning, and start-up of a JV Project, Clean shall not, without the prior approval of the Oversight Committee, make or commit to make any material capital expenditures unless (a) such capital expenditures are set forth in, and made in accordance with, the budget for the JV Project approved by the Oversight Committee or (b) such capital expenditures do not exceed the applicable JV Project budget by [*].
(iv)Once a JV Project is operational, the Oversight Committee will delegate the asset management and operation of the JV Project to the Project-originating Party (unless the Parties agree to delegate it to the non-Project-originating Party) and the Oversight Committee will undertake periodic performance, budget and commercial assessments. The non-operating Party may request that the operating Party provide information reasonably necessary to monitor the asset management and operation of a JV Project.
(v)The meetings of the Oversight Committee shall be held on a regular basis at least once during each fiscal quarter, and extraordinarily whenever the business activities of this Joint Venture require. The meeting shall take place at such time and place as may be determined by the Oversight Committee. The meetings of the Oversight Committee shall be convened by either Party upon notice to the other Party at least five (5) days in advance of the date for the meeting. Such notice shall specify all matters to be discussed and voted at the meeting, as well as the place, date and time of the meeting. The notice shall be accompanied with all documents reasonably necessary for the analysis of the agenda by the Parties. Whenever any notice whatsoever is required to be given to any representative of the Oversight Committee, a waiver thereof in writing, signed on any date, whether before or after the date and time of the meeting, or attendance at such meeting (other than solely for the purpose of objecting to the lack of proper notice) by any such representative entitled to such notice shall be deemed to be a waiver by such representative of the notice requirements herein. The quorum for the meeting of the Oversight Committee shall be at least three representatives present at such meeting. If a quorum is not present at any meeting of the Oversight Committee, then the meeting shall be adjourned until a quorum is present. The representatives of the Oversight Committee may participate in any meeting of the Oversight Committee by means of a conference call, videoconference or any other means of communication in which all representatives can hear each other, and a representative participating in such manner shall be deemed present at such meeting. Any action that may be taken at a meeting of the Oversight Committee may be taken by the written consent of at least three or four representatives of the Oversight Committee (which may be by e-mail or other electronic transmission).
(e)Clean Services

Clean will provide the following services as relevant to the Joint Venture:

(i)Resources and expertise to originate, underwrite and negotiate Potential Projects and invest in JV Projects pursuant to the terms of this Agreement.
(ii)Technical, engineering and project development competencies to support project development, assessment and operation.
(iii)Exclusive offtaking, marketing and distributing the RNG produced by the JV Projects to Clean’s customers at the Market Rate.  [*]
(iv)Generating and monetizing environmental credits with respect to the JV Projects for the benefit of the JV and capturing blue gas value for the JV, as applicable.  For Total originated Projects, RINs and/or other environmental credits (as applicable) generated by the Projects will be made available for purchase by Total affiliates on an arm’s length basis.  These transactions may include both index priced agreements and fixed price agreements, as approved by the Oversight Committee.
(v)Regulatory compliance for all relevant governmental jurisdictions.
(vi)Administrative services as per Exhibit A hereto and incorporated by this reference, as may be amended from time to time.
(f)Total Services

Total will provide the following services as relevant to the Joint Venture:

(i)Investment capabilities.

(ii)Technical, engineering and project development competencies to support project development, assessment and operation as needed.
(iii)Total shall have the option, subject to Clean’s reasonable approval, to second an employee to Clean in its RNG Group.  To the extent a Total employee is not seconded to Clean, Total and Clean will have a bi-weekly call to update each other on Potential Projects, industry developments, and other topics agreed by the parties.
(iv)Administrative services as per Exhibit A hereto and incorporated by this reference, as may be amended from time to time.
(g)Remuneration for Parties services provided to the JV

Clean and Total shall provide the administrative or other services at cost plus [*] to the Joint Venture. Each Party shall reimburse the other for one-half of the cost of such administrative services following receipt of an invoice in reasonable detail and supporting documentation for any out-of-pocket expenses paid to third parties.

2.Confidentiality

Neither Party shall disclose to any third party, and shall disclose on a need-to-know basis to such Party’s directors, officers, employees and consultants solely to the extent such disclosure is reasonably necessary in connection with such Party’s performance under this Agreement, any terms or conditions of this Agreement or any financial and other information disclosed pursuant or related to this Agreement, and neither Party shall use any such information for any purpose other than performing its obligations or exercising or enforcing its rights under this Agreement, in each case without the prior consent of the other Party. These confidentiality obligations shall not apply (a) to the extent that a Party is required to disclose information by applicable law, rule or regulation, regulation of a governmental agency or tax authority, order of a court of competent jurisdiction, or rules of a stock exchange or automated quotation system; provided, however, that such Party shall (i) provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure and provide the other Party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof and (ii) shall furnish only that portion of the information which is legally required; and (b) to any disclosure in any action or proceeding between the Parties to enforce rights under this Agreement; provided, however, that the Parties shall request that the court or tribunal enter a protective order covering such information. Notwithstanding the foregoing, the Parties hereby acknowledge that each Party is subject to certain securities laws, compliance with which may require the disclosure of Confidential Information. The Parties hereby agree that either Party may disclose Confidential Information in connection with its ongoing reporting requirements under applicable securities laws and pursuant to any other acts it may take in connection with its obligation to comply with such securities laws without the need for review or input by the other Party. Additionally, these confidentiality obligations shall not apply to any information that a Party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing Party to the receiving Party; (b) to have become publicly known, without fault on the part of the receiving Party, subsequent to disclosure of such information by the disclosing Party to the receiving Party; (c) to have been received by the receiving Party at any time from a source, other than the disclosing

Party, rightfully having possession of and the right to disclose such information; (d) to have been otherwise known by the receiving Party prior to disclosure of such information by the disclosing Party to the receiving Party; or (e) to have been independently developed by employees or agents of the receiving Party without access to or use of such information disclosed by the disclosing Party to the receiving Party.

3.Term and Duration

This Agreement shall be effective from the Execution Date until terminated upon the earliest to occur of any one of the following events: (a) the date fixed for termination by a separate written instrument executed by each of the Parties;  (b) by either Party, if the other Party materially breaches any term or condition of this Agreement, subject to a 30 day cure period; (c) by either Party, if the other Party applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator, liquidator or the like of the Party or of all or a substantial portion of the Party’s assets, admits in writing its inability, or being generally unable or deemed unable under any applicable law, to pay its debts as such debts become due, convening a meeting of creditors for the purpose of consummating an out-of-court arrangement, or entering into a composition, extension, or similar arrangement, with creditors in respect of all or a substantial portion of the Party‘s debts, makes a general assignment for the benefit of creditors, places itself or allows itself to be placed, voluntarily or involuntarily, under the protection of the law of any jurisdiction relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or, if a proceeding or case shall be commenced against a Party in any court of competent jurisdiction, seeking the liquidation, reorganization, dissolution, winding-up or composition or readjustment of debts of such Party, the appointment of a trustee, receiver, custodian, administrator, liquidator or the like of such Party or of all or a substantial portion of such Party’s assets, or similar relief with respect to such Party under any law relating to bankruptcy, insolvency, reorganization, winding upper composition or adjustment of debts, and such proceeding or case shall continue on dismissed for a period of sixty (60) days, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue on stayed and in effect for a period of sixty (60) days, or an order for relief or other legal instrument of similar effect against such Party shall be entered in an involuntary case under such law and shall continue for a period of sixty (60) days; or (d) [*] (the “Term”) [*]. Upon expiration of the Term, Sections 2 and 5 of this Agreement shall survive and the Oversight Committee shall continue to monitor pre-existing JV Projects pursuant to the terms of Section 1(c).

4.Increase in JV Funding

If Clean and Total mutually determine that it would be in their respective best interests for each Party to contribute more than $50 million to the JV, Clean and Total will work together in good faith to develop reasonable funding strategies that will provide Clean the necessary capital to increase its contribution to the JV.  If the Parties are not successful in developing the foregoing reasonable funding strategies, then Clean’s Board of Directors may accelerate expiration of the Term to a date after each of Total and Clean have invested $50 million equity in JV Projects  ($100 million in aggregate).

5.Miscellaneous
(a)Amendments. The Parties may amend this Agreement at any time; provided, that any such amendment shall be effective only if approved by the unanimous written consent of all Parties.
(b)Arbitration. The Parties desire to settle without litigation all future disputes that may arise between the Parties relating to or arising out of this Agreement. Without limiting the availability of the Parties to obtain equitable relief from courts of competent jurisdiction, at the election of either Party upon written notice to the other Party (a “Dispute Notice”), any dispute hereunder shall be resolved as set forth in this Section 5(b). After a Party has given a Dispute Notice, a senior management representative of each of the Party shall meet personally at a mutually agreeable location within fifteen (15) business days of delivery of such Dispute Notice and attempt to resolve the dispute. During the continuation of any dispute, the Joint Venture shall continue to operate in a manner consistent with prior practices and this Agreement. If the representatives of the Parties or their respective senior management representatives are unable to reach agreement on resolution of any dispute within 180 days from the delivery of the Dispute Notice, a written request for mediation may be made by either Party. The mediation shall take place. in New York, New York or such other location as the Parties may agree. The mediation shall be conducted before a single mediator to be agreed upon by the Parties. If they cannot agree, each Party shall select a mediator, and such mediators shall together unanimously select a neutral mediator who shall conduct the mediation. Each Party shall bear the expenses of its mediator, and all of the Party shall equally bear the fees and expenses of the final mediator. The decision of the mediator shall not be binding upon the Parties. If the Parties are not in agreement after completion of the mediation, then the claim, controversy or dispute shall be settled by mandatory and binding arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, pursuant to Law. Notwithstanding the foregoing, a Party may file a claim for equitable or injunctive relief in the appropriate court, pursuant to Section 5(c). The prevailing Party in any arbitration proceeding or in any court proceeding shall have the right to recover from the other Party all costs and expenses, including reasonable attorneys’ fees and expenses of counsel, incurred by the prevailing Party in such arbitration proceeding or litigation. The arbitrator shall, and hereby is directed to, award such costs and expenses to the prevailing Party.
(c)Consent to Jurisdiction. The Parties agree and consent to the jurisdiction of the federal and state courts of the State of Delaware, with venue in the City of Wilmington as the exclusive forums to resolve any disputes arising out of or relating to this Agreement as they relate to arbitration proceedings and the enforcement of any award. Both Parties further acknowledge and agree that service may be effected upon them by serving the complaint or other legal document, together with the summons, by certified mail, return receipt requested, to the address indicated in this Agreement. If any Party institutes a lawsuit in any jurisdiction other than in accordance with this Section 5(c), the other Party shall have the right to terminate such lawsuit and remove the same to the above courts, and the Party initially filing the lawsuit shall be responsible for all costs and expenses, including reasonable attorney fees, incurred by the Party removing the case to the forum agreed upon in this Agreement.

(d)Waiver of Jury Trial. Each Party, after having had an opportunity to consult with their attorney, knowingly, voluntarily and intentionally (and without duress or coercion) waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or based on any course of conduct, dealing, statements (whether oral or written) or actions of any Party relating to this Agreement. No Party shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any Party except by a written instrument executed by such Party.
(e)Severability. If any term hereof shall be deemed to be invalid, illegal or unenforceable, such provision shall be deemed amended to the extent permitted under Law so as to be valid, legal and enforceable, or, if it cannot be so amended, it shall be deemed deleted from this Agreement, and the balance of this Agreement shall continue in full force and effect and be enforceable in accordance with its terms.
(f)Notices.
(i)All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or sent upon the date of such service if (i) served personally upon the Party for whom intended, (ii) sent by registered or certified mail to the address below, (iii) sent by Federal Express, DHL or other nationally or internationally recognized overnight carrier to the address below or (iv) sent by e-mail to the address below:

If to Clean:

c/o Clean Energy

4675 MacArthur Court, Suite 800

Newport Beach, CA 92660

Attn: SVP, Co-Head Renewable Fuels & Chief Legal Officer

E-mail: nate.jensen@cleanenergyfuels.com

with a copy to (which shall not constitute notice) to:

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, CA 92130-2040

Attn: Steven Rowles

E-mail: srowles@mofo.com

If to Total:

c/o Total Biogas Holdings USA, LLC

1201 Louisiana Street, Suite 1400

77002 Houston TX, USA

Attn: President

E-mail: jean-charles.papeians@tgptrading.com

and

c/o Total S.E. - Gas Renewables & Power - Biogas

Tour CBX 1 Passerelle des Reflets

92400 Courbevoie, Paris La Défense, France

Attn: Vice-President Biogas

E-mail: olivier.guerrini@total.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626-1925

Attn: Cary Hyden

E-mail: cary.hyden@lw.com

or to any other addresses designated in writing by the receiving Party to the other Parties in accordance with the provisions of this Agreement.

(ii)Any notice duly given or sent as provided above shall be deemed received (i) on the date such notice was duly given if served personally upon the Party for whom intended; (ii) five (5) days after the date such notice was receipted for, if mailed by registered or certified mail, as provided herein; (iii) the next Business Day if sent by Federal Express, DHL or other nationally or internationally recognized overnight carrier; (iv) on the date of the confirmation receipt for any notice that was sent by facsimile; or (v) the date on which the e-mail that contains such notice was received.
(g)Entire Agreement. This Agreement constitutes the entire Agreement among the Parties with respect to the subject matter of this Agreement. This Agreement supersedes and terminates any and all other previous or contemporaneous communications, representations, understandings, Agreements, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof. The Parties acknowledge and agree that there are no written or oral Agreements, understandings or representations directly or indirectly related to this Agreement or the subject matter that are not expressly set forth or referenced herein.
(h)Assignability. The rights and obligations of the Parties under this Agreement may not be assigned or delegated without the prior written consent of the other Party.
(i)Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to choice of Law provisions of the State of Delaware or any other jurisdiction.
(j)Counterparts; Electronic Execution and Delivery.
(i)This Agreement may be executed in any number of counterparts, and all copies of this Agreement so executed shall be deemed to be the same Agreement.

(ii)Each of the Parties hereto agrees that (i) any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (ii) any such consent or document shall be considered to have the same binding and legal effect as an original document and (iii) at the request of any party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant Party or Parties in its original form. Each of the Parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. The words “execution,” “execute,” “signed,” “signature” and words of like import in or related to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on nationally recognized electronic platforms (including Docusign), or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, the Delaware Limited Liability Company Act or any other similar state laws based on the Uniform Electronic Transactions Act.
(k)No Third-Party Beneficiaries. Except as expressly set forth herein, none of the provisions of this Agreement shall be for the benefit of, or be enforceable by, any third party (including any creditor of the Company or any creditor of any Party, except with respect to any creditor that is a Party, acting solely in its capacity as a Party).
(l)Additional Action and Instruments. Each Party hereby agrees to do such further acts and things and to execute all instruments reasonably necessary or reasonably required in the future to carry out the full intent and purpose of this Agreement.
(m)No Drafter. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(n)No Partnership, Etc. The Parties specifically intend and agree that the Joint Venture shall not be a state law partnership (including general partnership), association or any other state law entity or body. The Parties further intend that the Joint Venture (for the avoidance of doubt, excluding any SPV formed to hold a JV Project company) shall not be treated as a “corporation”, “partnership” or other entity for United States federal, state and local income and franchise tax purposes, and each Party agrees to take all positions on any tax returns consistent with such intent unless otherwise required by applicable law.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Execution Date.

Total Biogas Holdings USA, LLC

By: /s/ Jean-Charles Papeians

Name:Jean-Charles Papeians

Title:President

Clean Energy Renewable Fuels, LLC

By: /s/ Andrew J. Littlefair

Name:Andrew J. Littlefair

Title:Chairman

EXHIBIT A

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